                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

   Filed by the registrant /X/

   Filed by a party other than the registrant / /

   Check the appropriate box:

   / /  Preliminary proxy statement

   /X/  Definitive proxy statement

   / /  Definitive additional materials

   / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           Anheuser-Busch Companies, Inc.
- -------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                           Anheuser-Busch Companies, Inc.
- -------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rule 0-11(c)(1)(ii)/, 14a-6(i)(1), or 14a-6(j)(2).

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        (1)  Title of each class of securities to which transaction applies:

- -------------------------------------------------------------------------------

        (2)  Aggregate number of securities to which transactions applies:

- -------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>

- -------------------------------------------------------------------------------

       (4)  Proposed maximum aggregate value of transaction:

- -------------------------------------------------------------------------------

- -------------------
[FN]
<F1> Set forth the amount on which the filing fee is calculated and state how it was determined.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount previously paid:


- -------------------------------------------------------------------------------

       (2)  Form, schedule or registration statement no.:


- -------------------------------------------------------------------------------

       (3)  Filing party:


- -------------------------------------------------------------------------------

       (4)  Date filed:


- -------------------------------------------------------------------------------

                    ANHEUSER-BUSCH COMPANIES, INC.

                            NOTICE OF 1995

                           ANNUAL MEETING OF

                           SHAREHOLDERS AND

                            PROXY STATEMENT

                        YOUR VOTE IS IMPORTANT!

PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR PROXY IN THE ENCLOSED
ENVELOPE.

                      ANHEUSER-BUSCH COMPANIES, INC.

                                                         March 10, 1995

Dear Shareholder:

  On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Shareholders of Anheuser-Busch
Companies, Inc. on Wednesday, April 26, 1995, in Williamsburg,
Virginia. Information about the meeting is presented on the following pages.

  In addition to the formal items of business to be brought before the meeting, members of management will report on the company's operations and answer shareholder questions.

  Your vote is very important. Please ensure that your shares will be represented at the meeting by completing, signing, and returning your proxy card in the envelope provided, even if you plan to attend the meeting. Sending us your proxy will not prevent you from voting in person at the meeting should you wish to do so.

  Thank you for your continued support of Anheuser-Busch. We look forward to seeing you on April 26th.

                            Sincerely,

                            /s/ AUGUST A. BUSCH III
                            AUGUST A. BUSCH III
                            Chairman of the Board and President

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            APRIL 26, 1995

  The Annual Meeting of the Shareholders of Anheuser-Busch Companies, Inc. (the "Company") will be held at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, on Wednesday, April 26, 1995, at 10:00 A.M. local time, for the following purposes:

  1. To elect five directors, each to serve for a term of three years;

  2. To approve the Officer Bonus Plan as described on pages 8-10 in the proxy statement;

  3. To approve the employment of Price Waterhouse LLP, as independent accountants, to audit the books and accounts of the Company for 1995;

  4. To consider, if presented at the meeting, proposals submitted by certain shareholders as described on pages 11-13 in the proxy statement; and

  5. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on February 28, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A list of such shareholders will be available during regular business hours at the Company's office, 7801 Pocahontas Trail, Williamsburg, Virginia for the ten days before the meeting, for inspection by any shareholder for any purpose germane to the meeting.

                               By Order of the Board of Directors,

                               /s/ JoBeth G. Brown
                               JoBeth G. Brown
                               Vice President and Secretary

March 10, 1995

IMPORTANT

  PLEASE NOTE THAT A TICKET IS REQUIRED FOR ADMISSION TO THE MEETING. IF YOU PLAN TO ATTEND AND YOU ARE A STOCKHOLDER AS OF THE RECORD DATE, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD AND BRING THE ADMISSION TICKET YOU RECEIVED IN YOUR PROXY MAILING WITH YOU TO THE MEETING. IF, HOWEVER, YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING WITH YOU A PROXY OR LETTER FROM THAT FIRM CONFIRMING YOUR OWNERSHIP OF SHARES.

                    ANHEUSER-BUSCH COMPANIES, INC.

                            PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anheuser-Busch Companies, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The address of the Company's principal executive office is One Busch Place, St. Louis, Missouri 63118. This Proxy Statement and the form of proxy are being mailed to shareholders on or about March 10, 1995.

               REVOCABILITY OF PROXY AND VOTING OF PROXY

  A proxy given by a shareholder may be revoked at any time before it is exercised by giving another proxy bearing a later date, by notifying the Secretary of the Company in writing of such revocation at any time before the proxy is exercised, or by attending the meeting in person and casting a ballot. Any proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy, the proxy will be voted for the election of the five nominees for directors named herein and in favor of Items 2 and 3, and against the shareholder proposals included in Item 4 described in the Notice of Annual Meeting. The Company knows of no reason why any of the nominees named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, the proxy will be voted in accordance with the best judgment of the Proxy Committee named therein. The Board of Directors knows of no matters, other than as described herein, that are to be presented at the meeting, but if matters other than those herein mentioned properly come before the meeting, the proxy will be voted by that Committee in a manner that the members of the Committee (in their judgment) consider to be in the best interests of the Company.

                     POLICY OF CONFIDENTIAL VOTING

  It is the policy of the Company that all proxies, ballots, and vote tabulations that identify the vote of a shareholder will be kept confidential from the Company, its directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a shareholder appear on a proxy card or other voting material. The Company continues its long-standing practice of retaining an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

                     RECORD DATE AND VOTING RIGHTS

  Only shareholders of record at the close of business on February 28, 1995, are entitled to vote at the meeting. On such record date the Company had outstanding and entitled to vote 256,835,162 shares of common stock. Each shareholder entitled to vote shall have one vote for each share of common stock registered in such shareholder's name on the books of the Company as of the record date.

  A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to conduct the election of directors and other matters mentioned in this Proxy Statement. If such a majority is represented at the meeting, then the five nominees for director who receive the highest number of the votes cast will be elected. The other matters require the approving vote of at least a majority of the votes cast. Proxies for shares marked "abstain" on a matter will be considered to be represented at the meeting, but not voted, for these purposes. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be represented at the meeting, but will be considered to be voted only as to those matters actually voted.

  The only person known by the Company to be the beneficial owner of more than 5% of the outstanding voting securities of the Company is:

                                                                                           NUMBER OF                 PERCENT OF
                                                                                         COMMON SHARES                 CLASS
           NAME AND ADDRESS                                                              AS OF 12/31/94             ON 12/31/94
           ----------------                                                              --------------             -----------
           Boatmen's Bancshares, Inc. and its subsidiaries                                17,227,660<Fa>                 6.7%
           100 N. Broadway
           St. Louis, MO 63102

- -----
<Fa> Boatmen's Bancshares, Inc. and its subsidiaries have sole voting power as to 9,489,991 shares, shared voting power as to 7,517,803 shares, sole investment power as to 4,185,914 shares, and shared investment power as to 8,059,246 shares.

                         ELECTION OF DIRECTORS
                        (ITEM 1 ON PROXY CARD)

  The Board of Directors of the Company is divided into three Groups, with the term of office of each Group ending in successive years. The term of directors of Group I expires with this Annual Meeting. The terms of directors of Group II and Group III expire with the Annual Meetings in 1996 and 1997, respectively.
  The following information is submitted respecting the nominees for election and the other directors of the Company:

NOMINEES FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 1998 (GROUP I DIRECTORS):

               PABLO ARAMBURUZABALA O.

[PHOTO OF       Mr. Aramburuzabala, 63, has been a director since July
 MR. ARAM-      1993. He is Vice President of the Board of Directors of
 BURUZABALA]    Grupo Modelo, S.A. de C.V., a Mexican company engaged
                in brewing and related operations, which position he has held since November 1991. During the last five years he has also served and continues to serve as Vice
                President of the Board of the major production subsidiaries of Grupo Modelo. Mr. Aramburuzabala is a member of the Pension Committee.

               AUGUST A. BUSCH III

[PHOTO OF       Mr. Busch, 57, has been a director since 1963. He is
 MR. BUSCH]     Chairman of the Board and President of the Company. He
                has been President since 1974, Chief Executive Officer since 1975, and Chairman since 1977. He is also a director of Emerson Electric Co., General American Life
                Insurance Co., and SBC Communications, Inc. Mr. Busch is Chairman of the Executive Committee and is a member of the Nominating Committee.

               PETER M. FLANIGAN

[PHOTO OF       Mr. Flanigan, 71, has been a director since 1978. He is
 MR. FLANIGAN]  a Director of the investment banking firm of Dillon,
                Read & Co. Inc., where he was a Managing Director from
                1975-1992. Mr. Flanigan is a member of the Executive, Finance, Nominating, and Pension Committees.

               ANDREW C. TAYLOR

[PHOTO OF       Mr. Taylor, 47, is a nominee for director. He is
 MR. TAYLOR]    President and Chief Executive Officer of Enterprise
                Rent-A-Car Company ("Enterprise"), which position he has held since 1991. He was President and Chief
                Operating Officer of Enterprise from 1980-1991. He is also a director of Commerce Bancshares, Inc. and General American Life Insurance Co.

               DOUGLAS A. WARNER III

[PHOTO OF       Mr. Warner, 48, has been a director since 1992. He has
 MR. WARNER]    been Chairman of the Board of J. P. Morgan & Co.
                Incorporated ("Morgan") and Morgan Guaranty Trust
                Company of New York (the "Bank") since January 1995 and
                President of Morgan and the Bank since 1990. He is also a director of General Electric Company. Mr. Warner is a member of the Finance and Pension Committees.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE
NOMINEES.

    DIRECTORS WHOSE TERM CONTINUES UNTIL 1996 (GROUP II DIRECTORS):

               JOHN E. JACOB

[PHOTO OF       Mr. Jacob, 60, has been a director since 1990. He has
 MR. JACOB]     been Executive Vice President and Chief Communications
                Officer of the Company since July 1994. He was
                President and Chief Executive Officer of the National
                Urban League, Inc., a community-based social service and advocacy agency, from 1982-1994. He is also a director of Coca-Cola Enterprises, Inc., Continental
                Corporation, and LTV Corporation. Mr. Jacob is a member of the Finance and Shareholder Meetings Committees.

               CHARLES F. KNIGHT

[PHOTO OF       Mr. Knight, 59, has been a director since 1987. He has
 MR. KNIGHT]    been Chairman of the Board and Chief Executive Officer
                of Emerson Electric Co., a manufacturer of electrical and electronic equipment, since 1974. He is also a director of The British Petroleum Company p.l.c., IBM
                Corporation, and SBC Communications, Inc. Mr. Knight is
                Chairman of the Conflict of Interest and Finance
                Committees and is a member of the Executive and Nominating Committees.

               SYBIL C. MOBLEY

[PHOTO OF       Dr. Mobley, 69, has been a director since 1981. She has
 DR. MOBLEY]    been Dean of the School of Business and Industry at
                Florida A & M University since 1974. She is also a director of Champion International Corporation, Dean
                Witter, Discover & Co., Hershey Foods Corporation,
                Sears, Roebuck & Co., and SBC Communications, Inc.
                Dr. Mobley is a member of the Audit, Conflict of Interest, and Pension Committees.

               JAMES B. ORTHWEIN

[PHOTO OF       Mr. Orthwein, 70, has been a director since 1963. He
 MR. ORTHWEIN]  served as Chairman of the Board and Chief Executive
                Officer of the advertising agency D'Arcy MacManus
                Masius Worldwide, Inc. (now D'Arcy Masius Benton &
                Bowles) from 1976 until his retirement in 1982. In 1983 he helped form Huntleigh Asset Partners, L.P., a private investment partnership of which he is presently a partner. Mr. Orthwein is Chairman of the Shareholder
                Meetings Committee and is a member of the Nominating
                Committee.

               WILLIAM H. WEBSTER

[PHOTO OF       Judge Webster, 71, has been a director since 1991. He
 JUDGE WEBSTER] has been a partner in the law firm of Milbank, Tweed,
                Hadley & McCloy since September 1991. He was Director of Central Intelligence from 1987 until September 1991 and Director of the Federal Bureau of Investigation from 1978 until 1987. He is also a director of Maritz, Inc. and Pinkerton Security & Investigation Services,
                Inc. Judge Webster is a member of the Audit and Conflict of Interest Committees.

   DIRECTORS WHOSE TERM CONTINUES UNTIL 1997 (GROUP III DIRECTORS):

               ANDREW B. CRAIG III

[PHOTO OF       Mr. Craig, 63, has been a director since 1990. He is
 MR. CRAIG]     Chairman of the Board and Chief Executive Officer of
                Boatmen's Bancshares, Inc. He has been Chairman since
                1989 and Chief Executive Officer since 1988. He was
                Chairman of the Board of Boatmen's National Bank of
                St. Louis from 1985 until January 1992. He is also a director of Laclede Gas Company and Petrolite
                Corporation. Mr. Craig is a member of the Conflict of Interest, Executive, Executive Salaries, and Incentive
                Stock Plan Committees.

               BERNARD A. EDISON

[PHOTO OF       Mr. Edison, 66, has been a director since 1985. He was
 MR. EDISON]    President of Edison Brothers Stores, Inc., a group of
                retail specialty stores, from 1968 until his retirement in 1987, Chairman of its Finance Committee from 1987 until 1989, and has served as Director Emeritus since
                1989. He is also a director of General American Life
                Insurance Co., Mercantile Bancorporation, Inc., and
                Reinsurance Group of America, Inc. Mr. Edison is
                Chairman of the Executive Salaries and Incentive Stock
                Plan Committees and is a member of the Audit, Executive, and Shareholder Meetings Committees.

               VERNON R. LOUCKS, JR.

[PHOTO OF       Mr. Loucks, 60, has been a director since 1988. He is
 MR. LOUCKS]    Chairman of the Board and Chief Executive Officer of
                Baxter International Inc., a manufacturer of health care products, specialty chemicals, and instruments. He has been Chairman since 1987 and Chief Executive
                Officer since 1980. He is also a director of Dun &
                Bradstreet Corporation, Emerson Electric Co., and The
                Quaker Oats Company. Mr. Loucks is a member of the Audit, Conflict of Interest, Executive Salaries,
                Nominating, and Incentive Stock Plan Committees.

               VILMA S. MARTINEZ

[PHOTO OF       Ms. Martinez, 51, has been a director since 1983. She
 MS. MARTINEZ]  has been a partner in the law firm of Munger, Tolles &
                Olson since 1982. She is also a director of Fluor
                Corporation and Sanwa Bank California. Ms. Martinez is a member of the Executive Salaries, Finance, Pension, and Incentive Stock Plan Committees.

               EDWARD E. WHITACRE, JR.

[PHOTO OF       Mr. Whitacre, 53, has been a director since 1988. He
 MR. WHITACRE]  has been Chairman of the Board and Chief Executive
                Officer of SBC Communications, Inc. (formerly
                Southwestern Bell Corporation) since 1990. He is also a director of Burlington Northern, Inc., Emerson Electric
                Co., and The May Department Stores Company. Mr.
                Whitacre is Chairman of the Pension Committee and is a member of the Audit, Executive, Finance, and Nominating
                Committees.

SECURITIES OWNED BY MANAGEMENT

  The following table shows the number of shares of the Company's common stock and the Deferred Units with a value tied to the common stock that are beneficially owned by the directors, each of the executives named in the summary compensation table, and by all directors and executive officers as a group as of the most recent practicable date. The number of shares shown for each individual represents less than 1% of the common stock outstanding. The number of shares shown for all directors and executive officers as a group represents 2.1% of the common stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.


                                                                                          NUMBER OF
                                                                                          SHARES OF
                                                                                         COMMON STOCK              DEFERRED
                                      NAME                                            BENEFICIALLY OWNED           UNITS<F1>
                                      ----                                            ------------------           ---------
Pablo Aramburuzabala O...........................................................           1,100                      -
Barry H. Beracha.................................................................         183,411<F2>                  -
August A. Busch III..............................................................       1,623,301<F3>                  -
Andrew B. Craig III..............................................................           2,000                      -
Bernard A. Edison................................................................               0<F4>               15,112
Peter M. Flanigan................................................................         645,696<F5>                   -
John E. Jacob....................................................................             125                    2,418
Charles F. Knight................................................................           8,000                    8,486
Vernon R. Loucks, Jr.............................................................           1,000                       -
Vilma S. Martinez................................................................             120                    1,835
Sybil C. Mobley..................................................................             723                       -
James B. Orthwein................................................................       1,301,704<F6>                   -
John H. Purnell..................................................................         191,477<F7>                   -
Jerry E. Ritter..................................................................         320,008<F8>                   -
Patrick T. Stokes................................................................         360,700<F9>                   -
Andrew C. Taylor.................................................................           2,000                       -
Douglas A. Warner III............................................................           1,000                       -
William H. Webster...............................................................           1,000<F10>                  -
Edward E. Whitacre, Jr...........................................................           1,000                       -
All directors and executive officers as a group (28 persons).....................       5,547,018<F11>                  -


- -----
 <F1> Deferred Units represent director fees deferred to the individual's share equivalent account under the Company's deferred compensation plan for non-employee directors. The value of the Units at the time of distribution will be equal to the market value of the equivalent number of shares of the Company's common stock and will be paid in cash. No voting rights are associated with Deferred Units.
 <F2> The number of shares includes 123,492 shares that are subject to currently exercisable stock options.
 <F3> The number of shares includes 416,286 shares that are subject to currently exercisable stock options. Of the shares shown, Mr. Busch has shared voting and shared investment power as to 264,959 shares and 512,016 shares are held in trusts of which Mr. Busch is income beneficiary and as to which he has certain rights, but as to which he has no voting or investment power. 49,923 shares beneficially owned by Mr. Busch's wife are not included.
 <F4> Following the acquisition in 1989 by Edison Brothers Stores, Inc.
      of an indirect interest in a retail liquor license, Mr. Edison sold all shares of Company common stock owned by him to avoid any possible conflicts with state alcoholic beverage control laws.
 <F5> Of the shares shown, Mr. Flanigan has shared voting and shared investment power as to 492,900 shares. 12,000 shares owned by Mr. Flanigan's wife are not included.
 <F6> Of the shares shown, Mr. Orthwein has shared voting and shared investment power as to 165,668 shares.
 <F7> The number of shares includes 163,492 shares that are subject to currently exercisable stock options. 15,000 shares owned by Mr. Purnell's wife are not included.
 <F8> The number of shares includes 261,205 shares that are subject to currently exercisable stock options. 10,000 shares owned by Mr. Ritter's wife are not included.
 <F9> The number of shares includes 256,985 shares that are subject to currently exercisable stock options.
<F10> Judge Webster has shared voting and shared investment power with respect to the shares shown.
<F11> The number of shares stated includes 1,833,965 shares that are subject to currently exercisable stock options or options that become exercisable within 60 days and 512,016 shares that are referred to in Note 3. The directors and executive officers as a group have sole voting and sole investment power as to 2,276,510 shares and shared voting and shared investment power as to 924,527 shares. 112,877 shares held by immediate family members or family trusts are not included and beneficial ownership of such shares is disclaimed.

              ADDITIONAL INFORMATION CONCERNING THE BOARD
                      OF DIRECTORS OF THE COMPANY

  Regular meetings of the Board of Directors of the Company are normally held each month, although one or two of such meetings may be dispensed with during a calendar year. During 1994 the Board of Directors held 10 meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board on which he or she served. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

  Each director who is not an employee of the Company is paid an annual fee of $35,000 and a fee of $1,200 for each Board of Directors meeting attended or dispensed with. In addition, each such director is paid a fee of $1,000 for attendance at a meeting of a committee of the Board and for any other meeting of directors at which less than a quorum of the Board is present. Annual fees of $10,000 each are paid to the Chairmen of the Audit, Conflict of Interest, Executive Salaries, Finance, and Pension Committees. The Chairmen of the Nominating and Shareholder Meetings Committees are each paid an annual fee of $3,000. The Company also provides each non-employee director group term life insurance coverage of $50,000.

  Under a deferred compensation plan, non-employee directors may elect to defer payment of part or all of their directors' fees. At the election of the director, deferred amounts are credited to a fixed income account or a share equivalent account. The amounts deferred under the plan are paid in cash commencing on the date specified by the director. At the director's election, such payments may be made either in a lump sum or over a period not to exceed ten years.

  A retirement plan for non-employee directors provides a monthly retirement benefit for life for (a) non-employee directors who have served for at least five years and who retire in accordance with the Board's retirement policy and (b) non-employee directors who, without regard to length of service, retire because of disability. The amount of such monthly benefit is one-twelfth of the annual fee for directors in effect on the director's retirement date. Any non-employee director receiving benefits under this plan will continue to receive life insurance coverage in an amount equal to that in effect as of the time of his or her retirement. No individual who has been an employee of the Company, and who is entitled to any benefit under any pension plan for employees sponsored by the Company or any of its subsidiaries, is eligible for benefits under this plan, regardless of the individual's prior or subsequent service as a non-employee director. A non-employee director who serves as an advisory member of the Board following retirement is not eligible for benefits under this program until he or she ceases to be an advisory member.

  Information concerning certain standing committees of the Board of Directors is set out below:

AUDIT COMMITTEE

  The functions of the Audit Committee are to recommend to the Board of Directors the selection, retention or termination of the Company's independent accountants; determine through consultation with management the appropriateness of the scope of the various professional services provided by the independent accountants, and consider the possible effect of the performance of such services on the independence of the accountants; review the arrangements and the proposed overall scope of the annual audit with management and the independent accountants; discuss matters of concern to the Audit Committee with the independent accountants and management relating to the annual financial statements and results of the audit; obtain from management, the independent accountants and the Director of Internal Auditing their separate opinions as to the adequacy of the Company's system of internal accounting control; review with management and the independent accountants the recommendations made by the accountants with respect to changes in accounting procedures and internal accounting control; receive reports from the Business Practices Committee regarding implementation of and compliance with the Company's business ethics policy and discuss with management any concerns the Audit Committee may have with regard to the Company's business practices; receive reports from the Environmental Policy Committee regarding implementation of and compliance with the Company's environmental policy and discuss with management any concerns the Audit Committee may have with regard to the Company's environmental practices; hold regularly scheduled meetings, separately and jointly, with representatives of management, the independent accountants, and the Director of Internal Auditing to make inquiries into and discuss their activities; and review the overall activities of the Company's internal auditors. During 1994 the Committee held four meetings.

NOMINATING COMMITTEE

  The function of the Nominating Committee is to recommend to the Board of Directors a slate of nominees for directors to be presented on behalf of the Board for election by shareholders at each Annual Meeting of the Company and to recommend to the Board persons to fill vacancies on the Board of Directors. The Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company the names of such nominees, together with their qualifications for service as a director of the Company. The Committee met in December 1993 and in February 1995; no meetings were held in 1994.

EXECUTIVE SALARIES COMMITTEE

  The function of the Executive Salaries Committee is to consider and make recommendations to the Board of Directors as to salaries and other compensation to be paid to the executive officers of the Company and to other officers and upper-management employees of the Company and its subsidiaries. During 1994 the Committee held three meetings. The Committee's report on 1994 executive compensation is on pages 14-16.

  August A. Busch III and James B. Orthwein are first cousins. See "Other Transactions Involving Directors, Officers, or Their
Associates," pages 20-22, for additional information concerning certain of the directors.

           APPROVAL OF THE ANHEUSER-BUSCH OFFICER BONUS PLAN
                        (ITEM 2 ON PROXY CARD)

  The second item to be acted upon at the meeting is a proposal to approve the Anheuser-Busch Officer Bonus Plan (the "Bonus Plan"). A copy of the Bonus Plan is attached to this Proxy Statement as Exhibit A.

  On October 26, 1994, the Board of Directors adopted the Bonus Plan and directed that it be submitted to the shareholders for approval at the meeting. The Board believes that it is important to the success of the Company that the Company have the ability to attract and retain outstanding management personnel, and that such personnel be properly motivated, through appropriate financial incentives and rewards, to put forth their best efforts on behalf of the Company and its shareholders. The Board believes that the Bonus Plan, as part of a coordinated incentive compensation package, enhances that ability.

PURPOSES OF THE BONUS PLAN

  In past years, the Company has paid annual cash bonuses to top executives who have contributed significantly to its financial success, including the executive officers named in the proxy statement's Summary Compensation Table for that year ("Covered Employees"). Such bonuses have been awarded for each year by the Board's Executive Salaries Committee based upon its assessment at the end of that year of several factors, including overall Company performance for the year, individual performance, the compensation practices of competitors, and the relationship of total executive compensation to certain target levels. The purpose of the Bonus Plan is to continue the granting of annual bonuses to top executives. The adoption of a written Plan at this time and the inclusion in the Bonus Plan of certain provisions are intended to ensure that all bonuses paid to Covered Employees under the Plan qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (enacted in 1993), thereby ensuring that the Company will not be prevented from deducting bonuses payable under the Bonus Plan.

SUMMARY DESCRIPTION OF THE BONUS PLAN

  The following is a description of the major provisions of the Bonus
Plan:

  Administration by Committee. The Bonus Plan must be administered by a committee comprised solely of two or more outside directors of the Company. (The committee is referred to herein as the "Committee.") The Executive Salaries Committee is presently serving as the Committee for the Bonus Plan.

  Bonus and Award Programs. The Bonus Plan authorizes the Committee to establish programs ("Bonus Programs") which allow payment of cash bonuses ("Bonuses") to Participants based on pre-established minimum performance goal(s) for designated Performance Periods (as defined in the Bonus Plan).

  Eligibility and Participation. All officers of the Company and of its affiliates ("Eligible Employees") are eligible to participate in the Bonus Plan; approximately 100 individuals meet this requirement. For each Bonus Program, the Committee will designate as Participants in the Program one or more Eligible Employees; the Committee will also designate those Participants who are or may become Covered Employees for the applicable Performance Period.

  Performance Periods. Each Bonus Program will apply with respect to a designated Performance Period, which will be a fiscal year of the Company or such shorter period as the Committee may determine. Each Bonus Program must be established in writing prior to the expiration of any prescribed time period for the pre-establishment of performance goals under Section 162(m) of the Code.

  Performance Criteria and Goals. The Committee will establish one or more objective, pre-established minimum performance goals (which may be Company-wide or specific to an affiliate, division, product and/or geographic area) for each Bonus Program. Minimum performance goals must be based on one or more of the following criteria: sales, earnings, earnings per share, return on equity, return on assets, cash flow, market share, stock price, costs and productivity. No Covered Employee will receive any Bonus if the relevant minimum performance goal is not met.

  Amounts of Bonuses. For each Bonus Program, the Committee must establish one or more formulas or standards for determining the amounts of Bonuses which may be paid to Participants. The Bonus paid to any Covered Employee for any year cannot exceed $3 million. The Committee has the discretion to establish the amount of any Bonus payable to any Participant other than a Covered Employee. The Committee may only reduce and may not increase the amounts payable to Covered Employees below the formula or standard amount to reflect individual performance and/or unanticipated factors (in either case, "Committee Discretion").

  Amendment and Termination. The Board may amend the Bonus Plan from time to time. However, no amendments may be made to the Bonus Plan which would change the class of employees eligible to receive Bonuses, the performance criteria upon which minimum performance goals may be based, or the maximum amount of Bonuses which may be paid to a Covered Employee in a year, without shareholder approval. The Committee may amend the Bonus Plan in any way if the Committee determines that such amendment may be made without shareholder approval and without jeopardizing qualification of Bonuses to Covered Employees as performance-based compensation under Section 162(m) of the Code.

  Acceleration Events. Upon a Change in Control of the Company (as defined in the Bonus Plan), all Bonuses would become immediately payable in cash, with any uncompleted Performance Period deemed ended and appropriate adjustments made to minimum performance goals and formulas to reflect the shortening of such Performance Period. The Committee would not be permitted to exercise Committee Discretion to reduce the amounts of Bonuses payable to any Participant and could make no amendments adverse to any Participant without that Participant's consent.

  Federal Income Tax Consequences. Each Participant in the Bonus Plan will realize ordinary income equal to the amount of any Bonuses received in the year of payment, and, with the possible exception of Bonuses paid upon a Change in Control, the Company will receive a deduction for the amount constituting ordinary income to all Participants in the Bonus Plan.

THE 1995 BONUS PROGRAM

  On February 22, 1995, the Committee established the 1995 Executive Officer Bonus Program (the "1995 Bonus Program") under the Bonus Plan. The Committee designated 1995 as the Performance Period and designated as Participants certain key employees of Anheuser-Busch Companies, Inc. and Anheuser-Busch, Incorporated, including the executive officers listed on the Summary Compensation Table on page 17. The 1995 Bonus Program establishes a minimum performance goal, a bonus pool and a bonus formula, each of which is based on pre-tax earnings for 1995. Bonuses will be paid to Covered Employees under the 1995 Bonus Program only if the shareholders approve the Bonus Plan.

ESTIMATE OF BENEFITS

  The amounts that will be awarded to Participants under the Bonus Plan are not currently determinable. However, because the Bonus Plan essentially continues the past practices of the Company in regard to bonus payments, the amounts of Bonuses that would have been paid for 1994 if the Bonus Plan had been in effect would have been the same as those actually paid in 1994 as shown below:

                                                         NAME                                              AMOUNT OF PAYMENT
                                                         ----                                              -----------------

               A. A. Busch III........................................................................         $1,232,000
               J. E. Ritter...........................................................................            568,000
               P. T. Stokes...........................................................................            500,000
               B. H. Beracha..........................................................................            228,000
               J. H. Purnell..........................................................................            265,000
               All Executive Officers (including the persons named above).............................          4,076,000
               All Non-Employee Directors.............................................................                  0
               All Non-Executive Officer Employees....................................................          2,728,800


VOTE REQUIRED

  The affirmative vote of a majority of the shares of common stock that are actually voted (and have the power to vote) at the annual meeting is required for approval of the Bonus Plan, as described in this proxy statement. The Board recommends a vote FOR item 2.

                  APPROVAL OF INDEPENDENT ACCOUNTANTS
                        (ITEM 3 ON PROXY CARD)

  Action will be taken with respect to the approval of independent accountants for the Company for the year 1995. The Board of Directors has, subject to such approval, selected Price Waterhouse LLP.

  A representative of Price Waterhouse LLP will be present at the meeting. Such representative will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions by shareholders.

  The Board of Directors recommends a vote FOR the proposal to approve the employment of Price Waterhouse LLP.

                         SHAREHOLDER PROPOSALS
                        (ITEM 4 ON PROXY CARD)

SHAREHOLDER PROPOSAL NO. 1

 PROPOSAL RELATING TO THE RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

  Howard H. Witsma, 665 S. Skinker Blvd. 11G, St. Louis, MO 63105, who is the owner of more than $1,000 of common stock of the Company, has advised the Company that he plans to introduce the following resolution at the Annual Meeting.

  To be adopted, this proposal, WHICH IS OPPOSED BY THE BOARD OF
DIRECTORS, would require the affirmative vote of the majority of the votes cast.

                           -----------------

  RESOLVED: (1) The shareholders do hereby request that the Board of Directors take all necessary steps to abolish the pension system established for "outside" directors, and (2) request that no further pensions for outside directors be granted in the future nor increased, if granted, without the direct and specific approval of the shareholders assembled in Annual Meeting.

  REASONS: The ladies and gentlemen of our Board have voted themselves pensions without reference to we, the owners of the company. The pensions are fully vested after five (5) years of service on the Board. These ladies and gentlemen are otherwise employed, or retired with pensions, and are being paid for their services at their place of primary employment. Despite what management may say, these benefits are not required in order to attract first class people to serve us as directors. Your vote to eliminate this practice is requested. Last year 42,397,635 shares were cast in favor of this proposal.

                           -----------------

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS RESOLUTION.

  The best interests of the Company and its shareholders are served by having high caliber, talented, and experienced individuals serving as outside directors. To attract and retain these highly sought-after individuals, the Company must provide a competitive total compensation package for its outside directors. Retirement benefits are a common element of director compensation packages at large corporations. A 1994 survey of 100 major U.S. industrial corporations by Spencer Stuart, a nationally known executive search consulting firm, found that 79% of the companies surveyed have retirement plans for their outside directors.

  The Company has determined that paying a portion of the total compensation in retirement benefits is appropriate. The retirement plan, which is described on page 7, provides an incentive to join the Board, to remain long enough to gain experience and knowledge of the Company's business, and to remain available to provide advice after retirement. Payment of retirement benefits also recognizes the ever increasing time commitment, diligence, and risks associated with Board service. FOR THESE REASONS, WE RECOMMEND A VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL NO. 2

 PROPOSAL RELATING TO A REPORT ON BEER MARKETING

  The Marin Institute, 24 Belvedere Street, San Rafael, California 94901, owner of 30 shares of common stock of the Company, and two co-sponsors whose names, addresses, and shareholdings will be furnished by the Company promptly upon receipt of any request therefor, have advised the Company of their intention to introduce the following resolution at the Annual Meeting.

  To be adopted, this proposal, WHICH IS OPPOSED BY THE BOARD OF
DIRECTORS, would require the affirmative vote of the majority of the votes cast.

                           -----------------

Whereas:

  Our Company has adopted The Brewing Industry Advertising Code (revised in 1992), which prohibits advertising that encourages drinking by underaged minors. Company spokespeople have repeatedly stated that our Company does not market to underaged minors and opposes sales to and consumption by underaged minors.

  The Inspector General of the United States found that the Brewing Industry Advertising Code is ineffective in preventing advertisements that appeal to youth because the standards are vague, too narrow, and unenforceable, criticisms that remain valid despite the Code's revisions.

  The Inspector General estimates that junior high and high school students consume 1.1 billion cans of beer each year. Based on our Company's market share, these students purchase more than 70 million six-packs of our Company's beer, producing revenues of more than $200 million.

  Our Company uses advertising techniques which research has shown are especially attractive to youth, including the use of sexual appeals, sports figures, and portrayals of risky activities.

  Our Company has marketed its products by using stuffed animals, Halloween images, cartoons, candy, toy bottles and other paraphernalia attractive to young children.

  Former Surgeon General Novello found that beer advertising "misleads and unabashedly targets American youth" and called upon the industry to voluntarily eliminate alcohol advertising that appeals to youth.

  Recent, federally-funded research found that young children are readily able to identify our Company's advertising slogans. Those most familiar with the slogans were more likely to express an intention to drink when they became teenagers.

  A 1991 alcohol industry-funded poll found that 73% of the population believes that alcohol advertising is a major contributor to underage drinking, and a majority believe the alcohol industry is "on the wrong track" in part because its advertisements "target the young."

Resolved:

  The Shareholders request that Management prepare a report, withholding competitive information and at reasonable cost, for the Board and requesting shareholders by January 31, 1996, which includes a complete statement regarding methodologies used, investigations, and recommendations regarding the following:

  * The degree to which, even if unintentional, the Company's marketing practices reach and are noticed by underaged minors;

  * An estimate of the amount and percentage of the Company's beer sales that are consumed by underaged minors per year;

  * Our Company's plan for monitoring its compliance with the Brewing Industry Advertising Code;

  * Our Company's proposal for amending the Brewing Industry
      Advertising Code or for adopting more stringent standards for itself in light of the findings and recommendations of the Inspector General and Surgeon General Novello.

Supporting Statement

  Beer is the alcoholic beverage of choice among underaged minors, and alcohol-related motor vehicle crashes are the leading cause of death and serious injury among this age group. Beer drinking among teenagers is associated with suicide, sexual assaults, alcoholism, school problems, trauma, and other problems, including increasing the risk of other drug use. According to government-sponsored surveys, over 30% of high school seniors are binge drinkers. If you believe our Company's beer marketing should not appeal to underaged minors vote YES for this resolution.

                           -----------------

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS RESOLUTION.

  Alcohol abuse and unlawful consumption among minors is of serious concern to the men and women of Anheuser-Busch. For that reason, and because Anheuser-Busch wants its products consumed responsibly by adults, the Company has been the alcohol beverage industry leader in efforts to promote personal responsibility among adults who drink, to address drunk driving, and to fight illegal underage drinking.

  Through its "Know When To Say When" campaign, the Company has invested over $150 million in a comprehensive portfolio of programs to address these issues, including national advertising to raise public awareness of such efforts. Underway since 1982, these programs are reviewed and updated annually to reflect the environment in which we live and transact our business.

  The Company works with its approximately 900 independently owned distributors across the country to implement these programs, and with parents, college groups, sports teams and people who sell and serve beer, to fight alcohol abuse. The Company has also formed partnerships with the California Highway Patrol, the Maryland Department of Transportation, the Washington State Patrol, as well as the states of Texas and Georgia, to deliver these messages. In addition, it has worked with former U.S. Secretary of Education Dr. Terrel Bell, the National School Boards Association and the American School Counselor Association on educational programs. In addition to its own efforts, the Company works on these issues with the Beer Institute, which is an organization made up of the nation's brewers.

  Further, your Board points out that marketing to minors is prohibited by the Brewing Industry's Advertising Code ("BIA Code"), the Company's College Marketing Guidelines, federal and state laws and network advertising standards and practices, to all of which the Company subscribes.

  The Company strongly disagrees with the assertions made by the Proponent. With respect to the specific issues the Proponents seek to have addressed in a management report, the Company knows of no feasible way to determine the "degree" to which its advertising is noticed by underage minors; however, the Company primarily airs its advertising on adult programming. The Company also notes that there is wide-spread agreement in the scientific literature that advertising does not cause underage drinking, and that this conclusion is also echoed in public opinion research polls of youths themselves.

  As to the amount of the Company's beer that is consumed by underage individuals per year, your Board knows of no way to accurately track the amount of beer illegally purchased and consumed by minors; however, the Company does vigorously attempt to discourage the illegal consumption of its products.

  The proposal requests a plan for monitoring the Company's compliance with the BIA Code. The Company notes that a copy of the BIA Code is given to every brewery employee, wholesale distributor and outside agency whose responsibilities include advertising and marketing beer. The Company opposes underage drinking and is working diligently to discourage it through programs for retailers who sell beer, materials for parents to encourage them to address this subject with their children, and educational materials and programs for middle and high school students.

  Finally, with respect to the request that the Company amend the BIA Code or adopt more stringent standards in light of the findings of former Surgeon General Antonia Novello and the former Inspector General, your Board points out that the comments made by these individuals refer to a previous advertising code which has since been revised. Moreover, the Former Surgeon General has commented positively on the revised BIA Code the Company follows.

  The Company believes that the internal policies and industry guidelines to which it subscribes emphasize the importance of responsible advertising of its products, and the importance of directing its advertising to those of legal age.

  THEREFORE, YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                        EXECUTIVE COMPENSATION

              REPORT OF THE EXECUTIVE SALARIES COMMITTEE
                AND THE INCENTIVE STOCK PLAN COMMITTEE

  The Executive Salaries Committee has the responsibility of recommending to the Board of Directors appropriate salaries and bonuses for all executive officers of Anheuser-Busch Companies. The Incentive Stock Plan Committee administers the Company's stock option program. For purposes of continuity, both committees (hereafter referred to as the "Committee") have identical membership consisting entirely of outside directors.

COMPENSATION PHILOSOPHY

  The Committee adheres to several guiding principles in carrying out its responsibilities:

  * Effective compensation programs must provide adequate security, incentive, and long term perspective in line with corporate strategic objectives. Anheuser-Busch's compensation objective is to provide adequate security through a competitive salary so that on a day-to-day basis executives can devote full energy to their business responsibilities. Anheuser-Busch offers a significant bonus opportunity to motivate executives to achieve annual corporate goals. Finally, the Company utilizes stock options to foster a long term perspective aligned with that of the shareholders.

  * Compensation programs should be simple and easily understood.
      Managers must be clear on what the rewards are and what they must do to earn them for any program to be effective.

  * Executives' total compensation should be competitive with an appropriate comparison group in order to nurture their trust and loyalty. As detailed below, an outside compensation consultant annually reports to the Committee on how the Company's compensation package compares to the compensation practices of a sample of local and national corporations.

1994 COMPENSATION

  The Committee considers several factors when determining compensation for executive officers, including August A. Busch III:

  * OVERALL COMPANY PERFORMANCE. In addition to their current knowledge of Company operations through participation at regular Board meetings, the Committee specifically looked at annual and long term sales and earnings growth, market share gains, return to shareholders (see charts on page 18), progress toward long term objectives, individual divisional results as appropriate, and the Company's record on key social and community issues such as the environment, diversity in the workforce, and alcohol abuse prevention. There is no set weighting of these variables as applied to individual executive positions.

  * INDIVIDUAL PERFORMANCE. The Committee considers, in addition to an executive's business results, the achievement of various other managerial objectives and personal development goals.

  * COMPETITIVE COMPENSATION. The Committee is provided a report from Hewitt Associates ("Hewitt"), a nationally known compensation consulting firm, which details Anheuser-Busch compensation practices relative to a comparable group of 22 companies. This group is comprised of large national consumer goods companies as well as several large St. Louis-based corporations. The companies in the sample were chosen in consultation with Hewitt from their database as being representative of the types of companies with which Anheuser-Busch competes for executive talent. The report reviews base salary, annual bonus, and long term incentive awards for the CEO and other officer positions with responsibilities that are comparable across the group. Hewitt believes, and the Committee concurs, that this sample of benchmarks not only provides guidance for specific positions, but also is indicative of overall Company pay practices when viewed in the aggregate.

  * TARGETED COMPENSATION. Total compensation for executive officers including Mr. Busch is targeted at a market level which approximates the median of the sample group of comparable companies after adjusting for the different magnitude of sales for each company, using a method called regression analysis. "Market level" is considered to be that calculated at the 50th percentile, with a margin of (+-)20%. Mr. Busch's total compensation for 1994 is slightly below the market level for total compensation among the comparison group.

SALARY:

  The Company does not have an employment agreement with Mr. Busch III or any of its other executive officers. In setting base salaries the Committee generally considers the overall financial performance of the Company during the prior year, particularly beer sales volume and market share performance, operating and net income margin trends, growth in earnings per share, returns on capital and equity, and total returns to shareholders. Actual salary determination is subjective in that there are no specific weightings for the variables considered. Consistent with the Company's announced policy of no merit-based salary increases for 1994, Mr. Busch III did not receive a salary increase in 1994. His 1994 base salary of $940,000 was within 1% of the 50th percentile market level of salaries for CEOs in the comparable group of companies.

  Other than increases resulting from significant increases in responsibilities, other executive officers r
  The Company strongly disagrees with the assertions made by the Proponent. With respect to the specific issues the Proponents seek to have addressed in a management report, the Company knows of no feasible executive officers depending on responsibilities, past departmental or divisional performance, and to a lesser degree, length of service. There were no specific departmental or divisional performance measures defined and considered. The individual's judgment, maturity, and potential were subjectively evaluated.

BONUS:

  1994 Bonuses for the CEO, 15 other executive officers, and 43 other officers, were distributed from a pool equal to .425% of pretax profits of the Company. Individual bonus awards were determined by subjectively evaluating each executive's performance toward divisional or departmental objectives, including budgeted earnings and cash flow return on gross investment targets; no specific performance measures were defined. In the case of Mr. Busch, his bonus is dependent on overall Company performance and the achievement of various corporate objectives as outlined in annual presentations to the Board of Directors. Specific short and long term objectives are established each year for the overall Company as well as for each operating division. Particular emphasis is placed on operating profit contribution, cash flow return on gross investment, and earnings per share increase. Other executive officers' bonuses are dependent on their particular divisions' achievement toward established objectives or, in the case of staff functions, their contribution towards overall corporate results. There is no established weighting of various objectives and each individual's particular contribution is subjectively evaluated by the Committee.

  In keeping with the Committee's philosophy that a large portion of an executive's compensation should be "at risk," the Company traditionally provides a larger bonus component of total compensation than does the typical company in Hewitt's report. Reflecting the Company's level of achievement toward meeting 1993 goals, bonus payments for 1993 were generally 20% below 1992 bonuses and slightly below those of the typical company in the Hewitt report. 1994 bonuses were on average 27.9% above 1993 bonuses and 5% above 1992 bonuses. Mr. Busch's 1994 bonus of $1,232,000 was 37.5% above his 1993 reduced bonus and 10% above his 1992 bonus.

LONG TERM INCENTIVES:

  Long term incentives are substantially below the levels found at the comparable companies. As indicated previously, stock options are the Company's only long term incentive. Stock option awards are made to approximately 850 middle and upper level managers, including the CEO and all executive officers. The size of awards is subjectively determined based on position, responsibilities, and individual performance. The amount and terms of prior option grants are not explicitly considered in determining the size of awards. In 1994, the Committee granted Mr. Busch options for 100,000 shares, the same number he was granted in 1993. The Committee is aware that Hewitt's report indicates that this size grant is well below that typically awarded the CEO of comparable companies, particularly when no other long term incentives are offered. However the Committee believes that the overall mix of Mr. Busch's compensation components is appropriate and the Committee supports his total compensation program.

DEDUCTIBILITY OF COMPENSATION EXPENSES

  The Company is not allowed a deduction for certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Committee considers its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent not inconsistent with that goal, the Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses.

  Stock options granted under the 1989 Incentive Stock Plan qualify as performance-based compensation. In October 1994 the Committee recommended and the Board approved, subject to shareholder approval at this meeting, an officer bonus plan that is intended to qualify payments under the plan as performance-based compensation. (See pages 8-10.)

                      Bernard A. Edison-Chairman

             Richard T. Baker       Andrew B. Craig III
           Vernon R. Loucks, Jr.     Vilma S. Martinez

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Busch is a member of the Human Resources Committee of SBC
Communications Inc. Mr. Whitacre, an Executive Officer of SBC
Communications Inc., is a Director of the Company.

  Mr. Ritter, an Executive Officer of the Company, is a member of the Board of Directors of Boatmen's Bancshares, Inc. Mr. Craig, an
Executive Officer of Boatmen's Bancshares, is a member of the Company's Executive Salaries and Incentive Stock Plan Committees.

SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                   ANNUAL COMPENSATION          COMPENSATION           ALL
                                                               ----------------------------   ----------------
                                                                                                  AWARDS OF           OTHER
                                                                                                    STOCK          COMPENSATION
           NAME AND PRINCIPAL POSITION               YEAR      SALARY ($)<F*>  BONUS ($)<F*>    OPTIONS (#)           ($)<F**>
           ---------------------------               ----      --------------  -------------    -----------        ------------

A. A. Busch III                                      1994        940,000        1,232,000          100,000            82,578
 Chairman of the Board and President                 1993        940,000          896,000          100,000            39,919
                                                     1992        894,000        1,120,000          100,000            37,641
J. E.Ritter                                          1994        523,000          568,000           50,000            42,864
 Executive Vice President-Chief                      1993        523,000          433,000           50,000            23,002
 Financial and Administrative Officer                1992        498,000          541,000           50,000            22,422
P. T. Stokes                                         1994        523,000          500,000           50,000            38,149
 Vice President and Group Executive                  1993        523,000          355,000           50,000            17,532
                                                     1992        475,000          444,000           50,000            15,621
B. H. Beracha                                        1994        408,000          228,000           50,000            30,250
 Vice President and Group Executive                  1993        389,000          228,000           40,000            16,078
                                                     1992        364,000          285,000           35,000            14,628
J. H. Purnell                                        1994        350,000          265,000           40,000            26,410
 Vice President and Group Executive                  1993        318,000          221,000           40,000            15,461
                                                     1992        300,000          221,000           35,000            14,024




- -----
 <F*> Salary and bonus amounts include any amounts deferred under the
      Executive Deferred Compensation Plan. If an excise tax were imposed on a participant as to such benefits on account of a change in control, the participant's benefits would be increased to the extent required to put the participant in the same position after payment of taxes as if no excise tax had been imposed.
<F**> The 1994 amounts disclosed in this column include:
      <Fa> Company matching contributions to the Deferred Income Stock
           Purchase and Savings Plan and the 401(k) Restoration Plan of $51,909 for Mr. Busch, $28,881 for Mr. Ritter, $28,881 for Mr. Stokes, $22,527 for Mr. Beracha, and $19,327 for Mr. Purnell. Under the 401(k) Restoration Plan, if an excise tax were imposed on a participant as to such benefits on account of a change in control, the participant's benefits would be increased to the extent required to put the participant in the same position after payment of taxes as if no excise tax had been imposed.
      <Fb> Payments for insurance coverage of $25,269 for Mr. Busch,
           $13,983 for Mr. Ritter, $9,268 for Mr. Stokes, $7,723 for Mr. Beracha, and $7,083 for Mr. Purnell.
      <Fc> Payment of director fees from subsidiary companies of $5,400 for
           Mr. Busch.

            COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN<F*>
   ANHEUSER-BUSCH COMPANIES, INC., S&P 500 INDEX & RUSSELL LARGE CAP
                                INDEX<F**>


                        [GRAPH OF TEN YEAR COMPARISON]




                                 1984    1985    1986    1987    1988    1989    1990    1991    1992    1993    1994
                                 ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
  Anheuser-Busch                $100.0  $178.5  $224.6  $291.5  $280.8  $350.2  $400.4  $584.0  $567.4  $489.9  $522.5
  S&P 500                        100.0   131.6   156.2   164.2   191.3   251.8   243.9   317.9   342.1   376.5   381.6
  Russell Large Cap Index        100.0   129.5   153.3   163.8   188.9   252.8   258.2   332.6   345.6   369.7   383.5


           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN<F*>
 ANHEUSER-BUSCH COMPANIES, INC., S&P 500 INDEX, AND RUSSELL LARGE CAP
                                INDEX<F**>


                              [GRAPH OF FIVE YEAR COMPARISON]


                                     1989          1990          1991          1992          1993          1994
                                     ----          ----          ----          ----          ----          ----
  Anheuser-Busch                    $100.0        $114.3        $166.8        $162.0        $139.9        $149.2
  S&P 500                            100.0          96.9         126.3         135.9         149.5         151.5
  Russell Large Cap Index            100.0         102.1         131.6         136.7         146.3         151.7

- -----
  <F*> Assumes $100 invested on December 31 of first year of chart in
       Anheuser-Busch Companies, Inc. Common Stock, S&P 500 Index and Russell Large Cap Index and that all dividends were reinvested.
 <F**> Because only one of the other six leading domestic brewers is an independent publicly traded company, the Company has elected to compare shareholder returns with the Russell Large Cap Index. This index is comprised of the 50 largest publicly held United States companies, based on market capitalization. Over most of the periods shown, the Company has been included in the index.
<F***> Compound Annual Growth Rate.


OPTION GRANTS IN 1994
                                                                                   POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                  ANNUAL RATES OF STOCK PRICE APPRECIATION
                                     INDIVIDUAL GRANTS<F1>                                   FOR OPTION TERM<F2>
                      ---------------------------------------------------  ------------------------------------------------------
                        NUMBER OF    % OF TOTAL
                       SECURITIES     OPTIONS
                       UNDERLYING    GRANTED TO   EXERCISE
                         OPTIONS     EMPLOYEES      PRICE    EXPIRATION
         NAME         GRANTED (#)    IN 1994<F3>   ($/SH)       DATE           0%              5%                   10%
         ----         -----------    -----------  --------   ----------        --              --                   ---

A. A. Busch III.......    100,000        4.3%      $50.56      12/13/04       $000       $    3,179,848       $     8,058,360
J. E. Ritter..........     50,000        2.1        50.56      12/13/04        000            1,589,924             4,029,180
P. T. Stokes..........     50,000        2.1        50.56      12/13/04        000            1,589,924             4,029,180
B. H. Beracha.........     50,000        2.1        50.56      12/13/04        000            1,589,924             4,029,180
J. H. Purnell.........     40,000        1.7        50.56      12/13/04        000            1,271,939             3,223,344
All Shareholders......        N/A        N/A          N/A           N/A        000        8,182,388,552        20,736,094,280
All Optionees.........  2,341,472      100.0        50.56      12/13/04        000<F4>       74,455,239           188,684,243
Optionee Gain
 as % of All
 Shareholders                                                                               less than             less than
 Gain.................        N/A        N/A          N/A           N/A        N/A             1%                    1%

- -----
<F1> All options granted to the named officers were granted on
     December 14, 1994. The options become exercisable in three equal parts on the first, second, and third anniversaries of the grant date; however, the Incentive Stock Plan Committee is authorized to accelerate exercisability at any time, and acceleration occurs automatically in the event of the optionee's death or disability, or if certain events occur which would result in a change in control of the Company. In addition, a portion of the options were granted with a tax payment feature. The tax payment feature allows the use of option stock to pay the withholding taxes related to option exercises. The number of options granted with a tax payment feature in 1994 to the named officers were: Mr. Busch III, 98,023; Mr. Ritter, 48,023; Mr. Stokes, 48,023; Mr. Beracha, 48,023, and Mr. Purnell, 38,023.
<F2> The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Potential realizable values for all shareholders are based on 257.3 million shares outstanding at December 31, 1994 and a per share price of $50.56.
<F3> Based on 2,341,472 options granted to 845 employees during 1994.
<F4> No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

AGGREGATED OPTION EXERCISES IN 1994 AND 1994 YEAR-END OPTION VALUES
                                                                                              NUMBER OF
                                                                                             SECURITIES            VALUE OF
                                                                                             UNDERLYING          UNEXERCISED
                                                                                             UNEXERCISED         IN-THE-MONEY
                                                                                             OPTIONS AT           OPTIONS AT
                                                                                            12/31/94 (#)      12/31/94 ($)<F1><F2>
                                                                                            ------------      --------------------
                                                      SHARES
                                                    ACQUIRED ON            VALUE            EXERCISABLE/         EXERCISABLE/
          NAME                                     EXERCISE (#)        REALIZED ($)<F1>     UNEXERCISABLE       UNEXERCISABLE
          ----                                    -------------       -----------------     -------------       -------------

A. A. Busch III................................            0                    0             416,286/            4,497,707/
                                                                                              199,998               206,248
J. E. Ritter...................................            0                    0             261,205/            3,027,449/
                                                                                               99,999               103,124
P. T. Stokes...................................        8,100              341,465             256,985/            2,970,005/
                                                                                               99,999               103,124
B. H. Beracha..................................            0                    0             163,492/            1,767,774/
                                                                                               88,332                88,123
J. H. Purnell..................................            0                    0             163,492/            1,767,774/
                                                                                               78,332                82,498

- -----
<F1> Value before income taxes payable as a result of exercise.
<F2> Based on the average of the high and low price of the Company's common stock on the New York Stock Exchange-Composite Transactions for 12/30/94 ($51.125).

PENSION PLAN TABLE


                                                                             YEARS OF SERVICE
                                        -----------------------------------------------------------------------------------------
                ELIGIBLE
              REMUNERATION                    10               15                 20                25             30 OR MORE
              ------------                    --               --                 --                --             ----------

  $  500,000............................   $ 83,333        $125,000          $  166,667         $  208,333         $  250,000
     750,000............................    125,000         187,500             250,000            312,500            375,000
   1,000,000............................    166,667         250,000             333,333            416,667            500,000
   1,250,000............................    208,333         312,500             416,667            520,833            625,000
   1,500,000............................    250,000         375,000             500,000            625,000            750,000
   1,750,000............................    291,667         437,500             583,333            729,167            875,000
   2,000,000............................    333,333         500,000             666,667            833,333          1,000,000
   2,250,000............................    375,000         562,500             750,000            937,500          1,125,000
   2,500,000............................    416,667         625,000             833,333          1,041,667          1,250,000
   2,750,000............................    458,333         687,500             916,667          1,145,834          1,375,000

  The Pension Plan Table above shows a range of estimated annual normal retirement pension benefits for employees who have the years of credited service shown at retirement, and whose eligible remuneration is as shown. The eligible remuneration used to compute actual pension benefits would be the highest sum, for the calendar year of retirement or any of the four preceding calendar years, of the employee's annual base salary as of January 1 of such year plus the bonus earned during the prior calendar year. Voluntary deferrals of salary or bonus for any year under the Executive Deferred Compensation Plan are included for the year of deferral in this determination. The benefits shown assume continued service until retirement at age 65 and payment in the form of a life annuity with ten years of guaranteed payments. Amounts shown do not reflect the applicable deduction for Social Security benefits. Vesting and payment of part of the benefits shown are accelerated if certain events occur that would result in a change in control of the Company. For the portions of the foregoing benefits payable under the programs that are not tax-qualified, if an excise tax were imposed on a participant as to such benefits on account of such a change in control, the participant's benefits would be increased to the extent required to put the participant in the same position after payment of taxes as if no excise tax had been imposed.

  Years of credited service, to the nearest year, and compensation covered by the pension plans for executive officers named in the Summary Compensation Table are as follows: Mr. Busch-37 years and $2,227,000; Mr. Ritter-27 years and $1,118,000; Mr. Stokes-26 years and $1,065,000; Mr. Beracha-27 years and $674,000; and Mr. Purnell-30 years and $665,000.

 OTHER TRANSACTIONS INVOLVING DIRECTORS, OFFICERS, OR THEIR ASSOCIATES

  In 1993, pursuant to an investment agreement the Company purchased from Grupo Modelo, S.A. de C.V., Mexico's largest brewer ("Grupo Modelo"), equity securities representing a 10% interest in Grupo Modelo. The Company also purchased at that time equity securities representing a 10% interest in DIBLO, S.A. de C.V., the operating subsidiary of Grupo Modelo ("Diblo"), 76.75% of the outstanding equity securities of which are owned by Grupo Modelo. Mr. Aramburuzabala is the Vice President of the Board of Directors of Grupo Modelo and Diblo. Pursuant to the investment agreement, the Company also acquired an option to purchase, at prevailing market rates (subject to certain limits), from certain shareholders of Grupo Modelo and Diblo, including Mr. Aramburuzabala, certain of his family members and trusts of which he and certain of his family members are beneficiaries, equity securities sufficient to increase the Company's interest in Grupo Modelo to 35.12% and sufficient to increase the Company's interest in Diblo to 23.25%.

  Pursuant to the investment agreement, the Company agreed to use its best efforts to maintain a representative of Grupo Modelo on its Board of Directors so long as the Company or one of its subsidiaries owns ten percent or more of the outstanding capital stock of Grupo Modelo.
Mr. Aramburuzabala is the representative of Grupo Modelo for this purpose.

  August A. Busch, Jr., a former director of the Company, was, until his death in September 1989, the owner of Grant's Farm, a tract of approximately 225 acres located in St. Louis County, Missouri, most of which has been leased and used by the Company for many years. Upon his death the property passed to the trustees of a real estate trust created by his will (the "Trustees") for the benefit of certain children of Mr. Busch, Jr., not including August A. Busch III. The area includes an animal reservation and numerous other attractions and facilities. The Company uses Grant's Farm extensively for entertaining and conducting public tours and for other purposes associated with its advertising and public relations program. It is one of the most popular tourist attractions in the St. Louis area. The leased premises include all of the tract (except for approximately 23 acres that have been reserved for the residents' personal use) plus an adjacent tract of approximately 7 acres upon which are situated a parking lot and a stallion barn. Also, various paintings, trophies, horsedrawn vehicles, and other personal property that belonged to Mr. Busch, Jr. are displayed during public tours of the premises.

  The current lease (the "Lease") became effective January 1, 1982. The Lease may be terminated by the Company by giving notice at any time prior to October 31 of any year, to be effective in the following year at the end of the month during which the tour season ends. The Trustees may terminate the Lease by giving notice at any time prior to October 31 of any year, to be effective at the end of the month during which the tour season ends in the second year following the year in which notice is given. If the Trustees terminate the Lease, they must reimburse the Company for the unamortized value of all capital leasehold improvements made by the Company.

  Under the Lease, the Trustees will receive a fixed annual rental of $201,890 throughout the term of the Lease. They will also share in that portion of income from the Company's concession operations which exceeds the approximate income generated from such operations when they were operated by Mr. Busch, Jr. The Company and the Trustees are discussing an agreement under which, effective with the year 1994, the Company expects to retain an additional portion of concession income until certain capital improvements made by the Company to Grant's Farm are fully amortized. The Lease provides that the Trustees have the responsibility for the maintenance and care of the leased premises and the animals and personal property situated thereon, and the Company is obligated to reimburse them for their expenses in carrying out that responsibility. During the term of the Lease, the Company has the right of first refusal to purchase the leased premises and also to purchase the 23-acre tract referred to above. The Company also has the right, under certain circumstances, to purchase the personal property covered by the Lease and certain personal property located in Mr. Busch, Jr.'s former residence. For the year 1994, the Trustees received, in the aggregate, from the Company under the Lease: (1) basic rent of $201,890, (2) $317,129 as their share of the Company's income from concession operations, and (3) $1,298,337 as reimbursement for the actual expenses, as audited by the Company's internal audit department, for the maintenance and care of the leased premises, the animals, and the personal property situated thereon.

  For many years, Mr. Busch, Jr. provided board and care for the Anheuser-Busch, Incorporated ("ABI") Clydesdale horses on property other than Grant's Farm. The existing Clydesdale Lease Agreement between Mr. Busch, Jr. and ABI first became effective on January 1, 1973. Certain heirs of Mr. Busch, Jr. (not including August A. Busch
III) succeeded to the interests of Mr. Busch, Jr. under the lease, which was amended as of August 31, 1990. For the year 1994, ABI paid or will pay under this lease $27,250 as annual rental and $185,028 as reimbursement for the actual expenses, as audited by the Company's internal audit department, incurred to care for the Clydesdale horses and the leased property.

  Eagle Snacks, Inc. ("Eagle Snacks"), a wholly-owned subsidiary of the Company, previously had an agreement with Gulf Coast Snacks, Inc. ("Gulf Coast") for the distribution of snack products in San Antonio, Austin, and Houston, Texas. Adolphus A. Busch IV, a half brother of Mr. Busch III, is a one-third owner and president of Gulf Coast. The terms of this distribution agreement were comparable with those which Eagle Snacks has with other wholesalers. Pursuant to this distribution agreement, Gulf Coast purchased $1,274,124 of products from Eagle Snacks during 1994. A limited partnership in which Eagle Snacks holds a majority of the equity, but as a limited partner, purchased the assets of Gulf Coast used in the operation of its San Antonio and Austin distributorships. Eagle Snacks also purchased the assets of Gulf Coast used in the operation of its Houston snack distributorship. The assets purchased consisted primarily of inventory and equipment. Inventory was purchased at cost for approximately $386,700 and equipment was purchased at book value for approximately $288,200. At the time of closing, Gulf Coast owed Eagle Snacks approximately $2,147,000 for inventory purchased while operating the distributorships, net of credits owed it. A final accounting of amounts owed and credits due the parties was completed within sixty days of closing, and Eagle Snacks was paid in full at that time. The terms of the purchases, including the amounts paid, were reviewed and approved by the Conflict of Interest Committee of the Board.

  Anheuser-Busch, Incorporated ("ABI") has agreements with Double Eagle Distributing, Inc. ("Double Eagle") and Southern Eagle Distributing, Inc. ("Southern Eagle") for the distribution of malt beverage products in Deerfield Beach, Florida and Fort Pierce, Florida, respectively. Double Eagle, which is owned by James B. Orthwein, Jr. and Percy J. Orthwein II, who are sons of James B. Orthwein, purchased $40,733,855 of products from ABI during 1994. Percy Orthwein is Chairman of the Board and James Orthwein is President and General Manager of Double Eagle. Southern Eagle, of which Peter William Busch, a half brother of Mr. Busch III, is the majority owner, purchased $18,777,366 of products from ABI during 1994. Peter Busch is the President of Southern Eagle. The terms of these distribution agreements are comparable with those which ABI has with other wholesalers.

  Douglas A. Warner III, a director of the Company, is an executive officer of J. P. Morgan & Co., Incorporated ("Morgan"). Morgan and its subsidiaries have provided investment banking and related financial services to the Company during 1994 and are expected to provide similar services to the Company during 1995.

  William H. Webster, a director of the Company, is a partner of Milbank, Tweed, Hadley & McCloy, a law firm that has provided legal services to the Company in the past and may provide legal services to the Company during 1995.

  The Company occasionally uses the personal aircraft of Mr. Busch III for Company business. During 1994, the Company reimbursed Mr. Busch $118,349 based on the manufacturer's published hourly rate for fuel, oil, maintenance, and other miscellaneous costs for operating the aircraft.

  In the opinion of the Company's management, the terms and conditions of the foregoing transactions are at least as favorable to the Company and its subsidiaries as those which would be available from unrelated parties for comparable transactions.

              COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

  The Company's executive officers and directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

  Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with.

                    SHAREHOLDER PROPOSALS FOR 1996

  For inclusion in the Company's Proxy Statement and form of proxy, any shareholder proposals intended to be presented at the 1996 Annual
Meeting must be received by the Company no later than November 10, 1995.

  Shareholders who do not submit proposals for inclusion in the Proxy Statement but who intend to submit a proposal at the 1996 Annual Meeting, and shareholders who intend to submit nominations for directors at the meeting must provide written notice. Such notice should be addressed to the Secretary and received at the Company's principal executive offices not earlier than January 27, 1996 and not later than February 26, 1996. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary.

                             OTHER MATTERS

  The cost of soliciting proxies will be borne by the Company and will consist primarily of printing, postage, and handling, including the expenses of brokerage houses, custodians, nominees, and fiduciaries in forwarding documents to beneficial owners. In addition, to assist in the solicitation of proxies from brokers, bank nominees, and other institutional holders and from other shareholders, the Company has engaged D. F. King & Co., Inc. for a fee not to exceed $10,000 plus out-of-pocket expenses. Solicitation also may be made by the Company's officers, directors, or employees, personally or by telephone.

St. Louis, Missouri
March 10, 1995

                          APPENDIX


                                                              EXHIBIT A

                            ANHEUSER-BUSCH

                          OFFICER BONUS PLAN

SECTION 1. ESTABLISHMENT OF PLAN.

  Anheuser-Busch Companies, Inc. does hereby adopt the Anheuser-Busch Officer Bonus Plan set forth herein for the purpose of attracting, motivating and rewarding certain employees of the Company with qualified performance-based compensation.

SECTION 2. DEFINITIONS.

  2.1. Affiliate: Any entity in which the Company has a substantial direct or indirect equity interest.

  2.2. Board: The Board of Directors of the Company.

  2.3. Bonus: The amount payable to any Participant with respect to a Program.

  2.4. Change in Control: A change in control as that term is defined in Section 10.

  2.5. Code: The Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

  2.6. Committee: The Committee described in Section 9.

  2.7. Company: Anheuser-Busch Companies, Inc.

  2.8. Covered Employee: A "covered employee" as that term is defined in Section 5.

  2.9. Eligible Employee: A person who is eligible to participate in the Plan in accordance with Section 5.

  2.10. Exchange Act: The Securities Exchange Act of 1934, as amended, and the regulations and interpretations promulgated thereunder.

  2.11. Participant: An Eligible Employee who is designated as a Participant in a Program pursuant to Section 5.

  2.12. Performance Goal: A Performance Goal as defined in Section 6.

  2.13. Performance Period: A fiscal year of the Company or such shorter period as the Committee may designate in accordance with
Section 4 with respect to which Bonuses may be paid under a Program.

  2.14. Plan: The Anheuser-Busch Officer Bonus Plan, as amended from time to time.

  2.15. Program: A Bonus Program established by the Committee which designates the Participants, the Covered Employees, a Performance
Period, Performance Goals, and formulas or standards for determining the amounts of Bonuses payable under the Plan.

SECTION 3. BONUS PROGRAMS.

  The Committee shall have the authority to establish one or more
Programs pursuant to which Bonuses may be paid to one or more
Participants.

SECTION 4. PERFORMANCE PERIODS.

  For each Program, the Committee shall set forth a Performance Period over which performance will be measured to determine whether and in what amounts to pay Bonuses to Participants. Each Program must be established in writing prior to the expiration of any prescribed time period for the pre-establishment of performance goals under Section 162(m) of the Code.

SECTION 5. ELIGIBILITY, PARTICIPATION AND COVERED EMPLOYEES.

  Officers of the Company and its Affiliates shall be Eligible
Employees. For each Program, the Committee shall designate as Participants one or more Eligible Employees. Each Program shall also set forth those individuals the Committee believes may be or become covered employees as that term is defined in Section 162(m) of the Code ("Covered Employees") for the applicable Performance Period.

SECTION 6. PERFORMANCE CRITERIA AND GOALS.

  All Bonuses shall be based upon one or more of the following criteria, which may be Company-wide or specific to an Affiliate, division, product, and/or geographic area: sales, earnings, earnings per share, return on equity, return on assets, cash flow, market share, stock price, costs and productivity. For each Program and for each Participant, the Committee shall designate one or more objective performance goals based upon one or more of the criteria listed above ("Performance Goals"). No Bonus shall be paid to any Covered Employee if the applicable Performance Goal(s) are not satisfied.

SECTION 7. AMOUNT OF BONUS.

  For each Program, the Committee shall designate an objective formula or standard for determining the dollar amount of each Participant's Bonus. In no event shall the total amount of Bonuses paid to any Covered Employee for any year exceed $3 million. Except with respect to Bonuses payable to Covered Employees, and notwithstanding failure to satisfy the applicable Performance Goal(s), the Committee shall have the discretion to increase or reduce the amount of any Participant's Bonus above or below the standard or formula amount to reflect individual performance and/or unanticipated factors; the Committee may only reduce the amount of any Bonuses payable to Covered Employees below the standard or formula amount to reflect individual performance and/or unanticipated factors.

SECTION 8. PAYMENT OF BONUSES.

  After the close of each Performance Period, the Committee shall certify in writing the achievement of the applicable Performance Goal(s) and the amount of any Bonuses payable to Covered Employees under the applicable formula(s) or standard(s). All or part of the Bonuses payable to Participants who are not Covered Employees may be paid prior to the end of a Performance Period on an estimated basis, subject to adjustment in the discretion of the Committee. All or part of the Bonuses payable to Covered Employees may be paid prior to the end of a Performance Period only if such earlier payment does not result in such Bonuses failing to constitute qualified performance-based compensation under Section 162(m) of the Code (e.g., if achievement of the applicable Performance Goal(s) can be certified prior to the end of the Performance Period or if final regulations allow earlier payment on an estimated basis subject to adjustment). No Bonuses shall be paid under this Plan to Covered Employees until the Plan has received shareholder approval as required by Section 162(m) of the code. Subject to the foregoing, the timing of payment of all Bonuses to both Covered Employees and Participants who are not Covered Employees shall be within the sole discretion of the Committee. The Company shall withhold from any amount payable under the Plan all taxes required to be withheld by any federal, state or local government.

SECTION 9. ADMINISTRATION BY COMMITTEE.

  The Plan shall be administered by a Committee established by the Board. The Committee shall be comprised of at least two outside directors of the Company as that term is defined for purposes of
Section 162(m) of the Code. Until changed by the Board, the members of the Executive Salaries Committee shall serve as the members of the Committee. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

SECTION 10. CHANGE IN CONTROL.

  10.1. Change in Control Defined. For purposes of this Plan, a "Change in Control" shall occur if:

    (a) Any Person (as defined herein) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 of the Exchange Act) of more than 50% of the Company's then outstanding voting securities (measured on the basis of voting power);

    (b) The shareholders of the Company approve a definitive agreement to merge or consolidate the Company with any other corporation, other than an agreement providing for (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
  (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities;

    (c) A change occurs in the composition of the Board during any period of twenty-four consecutive months such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

    (d) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

For purposes of this paragraph, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include
(w) the Company or any of its subsidiaries, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company stock.

  10.2. Acceleration Upon Change in Control. On the date a Change in Control occurs, notwithstanding anything else to the contrary herein,
(i) all Bonuses with respect to a completed Performance Period shall be immediately payable in cash, (ii) with respect to the current Performance Period, such Performance Period shall be deemed to have ended and the applicable Performance Goal(s) and formula(s) or standard(s) shall be appropriately adjusted to reflect the length of such Performance Period in comparison to the originally established Performance Period, and all Bonuses for such Performance Period shall be immediately payable in cash on a pro-rated basis, (iii) the Committee shall not have the discretion provided in Section 7 to reduce the amount of any Participant's Bonus below the amount which would otherwise have been payable to the Participant under the applicable formula or standard and under this Section 10, and (iv) the provisions of this Section 10 may not be amended adversely to any Participant without the written consent of such Participant. If by reason of this
Section 10 an excise or other special tax ("Excise Tax") is imposed on any payment under the Plan (a "Required Payment"), the amount of each Required Payment shall be increased by an amount which, after payment of income taxes, payroll taxes and Excise Tax thereon, will equal such Excise Tax on the Required Payment; provided, however that the total amount paid to any Covered Employee shall not exceed the maximum set forth in Section 7 unless exceeding such maximum, or a provision allowing Bonuses to exceed such maximum, would not jeopardize qualification of all Bonuses to Covered Employees under the Plan as performance-based compensation under Section 162(m) of the Code.

SECTION 11. AMENDMENT AND TERMINATION.

  The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform to Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals constituting Eligible Employees under Section 5, the performance criteria under Section 6 or the maximum Bonus payable to any Covered Employee under Section 7 without shareholder approval unless shareholder approval is not required in order for Bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code. The Committee may amend the Plan in any way if the Committee determines that such amendment may be made without shareholder approval and without jeopardizing qualification of Bonuses to Covered Employees as performance-based compensation under Section 162(m) of the Code.

SECTION 12. MISCELLANEOUS.

  12.1. Effective Date. The Plan shall become effective as of January
1, 1995.

  12.2. No Guarantee of Employment or Compensation. The Plan shall not restrict the Company or any Affiliate from discharging an Eligible Employee from employment, restrict any Eligible Employee from resigning from such employment, or restrict the Company or any Affiliate from increasing or decreasing the compensation of any Eligible Employee.

  12.3. Claims. Except in the case of a Change in Control, no person shall have any claim to any Bonus. There is no obligation for uniformity of treatment of Eligible Employees.

  12.4. No Alienation. Except as required by law, amounts payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary.

  12.5. Other Incentive Plans. Nothing contained in the Plan shall prohibit the Company from granting other performance awards to employees (including Eligible Employees) under such conditions, and in such form and manner, as it sees fit. The adoption of the Plan does not preclude the adoption of any other bonus or incentive plan for employees.

  12.6. Governing Law. Subject to the provisions of applicable federal law, the Plan shall be administered, construed and enforced according to the laws of the State of Missouri and in Courts situated in that State.

  12.7. Severability. The invalidity of any particular clause, provision or covenant herein shall not invalidate all or any part of the remainder of the Plan, but such remainder shall be and remain valid in all respects as fully as the law will permit.

                           ADMISSION TICKET

                      ANHEUSER-BUSCH COMPANIES, INC.

                    ANNUAL MEETING OF SHAREHOLDERS

          Wednesday, April 26, 1995, 10:00 A.M. (local time)
                     at the Williamsburg Marriott
               50 Kingsmill Road, Williamsburg, Virginia

                                          PLEASE PRESENT THIS TICKET
                                          FOR ADMITTANCE OF
                                          SHAREHOLDER(S) NAMED.

                                          See reverse for map of area.
                                          ----------------------------

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING,
WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE, DETACH AND MAIL THE PROXY FORM BELOW.


   -----------------------------------------------------------------------
   !   IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE         !
   !   APPROPRIATE BOX ON THE PROXY FORM BELOW. Present this ticket to   !
   !   the Anheuser-Busch representative at the entrance to the          !
   !   meeting.                                                          !
   -----------------------------------------------------------------------

                 PLEASE DETACH PROXY HERE, SIGN AND MAIL
- --------------------------------------------------------------------------

The undersigned hereby appoints August A. Busch III, John E. Jacob, and JoBeth G. Brown as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of stock that the undersigned would be entitled to vote upon the matters set forth in the Notice of Meeting or which may properly come before the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. to be held at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, on April 26, 1995, at 10:00 A.M. local time and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN
PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1, #2, AND #3 AND
AGAINST THE SHAREHOLDER PROPOSALS IN ITEM #4 UNLESS CONTRARY
INSTRUCTIONS ARE INDICATED ON THE REVERSE SIDE.


                                            Dated . . . . . . . . . , 1995

                                            . . . . . . . . . . . . . . . .

                                            . . . . . . . . . . . . . . . .
                                              SIGNATURE OF SHAREHOLDER(S)
                                            (Sign exactly as your name
                                            or names appear at the
                                            left; in the case of shares
                                            held by joint owners, all
                                            joint owners should sign;
                                            fiduciaries should indicate
                                            title and authority.)

                                            / / Check here if you plan to
                                                attend the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

      [MAP OF WILLIAMSBURG AREA SHOWING LOCATION OF MEETING SITE]



                 PLEASE DETACH PROXY HERE, SIGN AND MAIL
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                 ANHEUSER-BUSCH COMPANIES, INC.   PROXY

                    DIRECTORS RECOMMEND A VOTE FOR

1. / / FOR the election of Pablo Aramburuzabala O., August A. Busch III, Peter M. Flanigan, Andrew C. Taylor, and Douglas A. Warner III, as Directors

   / / WITHHOLD authority to vote for ALL of the above nominees

   / / WITHHOLD authority to vote for the following nominees only:

       -----------------------------------------------------------

       -----------------------------------------------------------


2. Approval of the Officer Bonus Plan

   FOR AGAINST ABSTAIN
   / /   / /    / /

3. Approval of the appointment of Price Waterhouse as independent auditors for 1995:

   FOR AGAINST ABSTAIN
   / /   / /    / /


              DIRECTORS RECOMMEND A VOTE AGAINST

4. A. Shareholder proposal on Retirement Plan for
   Non-Employee Directors

   FOR AGAINST ABSTAIN
   / /    / /    / /

   B. Shareholder proposal on Beer Marketing Report

   FOR AGAINST ABSTAIN
   / /   / /    / /

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM.

                           ADMISSION TICKET

                    ANHEUSER-BUSCH COMPANIES, INC.

                    ANNUAL MEETING OF SHAREHOLDERS

          Wednesday, April 26, 1995, 10:00 A.M. (local time)
                     at the Williamsburg Marriott
               50 Kingsmill Road, Williamsburg, Virginia

                                          PLEASE PRESENT THIS TICKET
                                          FOR ADMITTANCE OF
                                          SHAREHOLDER(S) NAMED.

                                          See reverse for map of area.
                                          ----------------------------

         TO PARTICIPANTS IN THE ANHEUSER-BUSCH DEFERRED INCOME
                   STOCK PURCHASE AND SAVINGS PLANS

  Enclosed with this proxy form are the notice and proxy statement for the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. which will be held on April 26, 1995. The number of shares shown on the proxy form represents the shares in your Plan account(s) with respect to which you are entitled to direct the voting. In order for these shares to be voted by the Trustee of the Plan(s) in accordance with your confidential instructions, Boatmen's Trust Company must receive your executed proxy form not later than April 20, 1995. If your executed proxy is not received by April 20, 1995, the Plan Trustee will vote your shares in the manner described in the Plan.

  IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY FORM BELOW. Present this ticket to the Anheuser-Busch representative at the entrance to the meeting.
                                                BOATMEN'S TRUST COMPANY

                PLEASE DETACH PROXY HERE, SIGN AND MAIL
- ------------------------------------------------------------------------

The undersigned hereby directs the Trustee of the Deferred Income Stock Purchase and Savings Plans to vote, as designated on the reverse side of this form, all of the shares of stock that the undersigned would be entitled to vote under these plans upon the matters set forth in the Notice of Meeting or which may properly come before the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. to be held at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, on April 26, 1995, at 10:00 A.M. local time and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN
PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1, #2, AND #3 AND
AGAINST THE SHAREHOLDER PROPOSALS IN ITEM #4 UNLESS CONTRARY
INSTRUCTIONS ARE INDICATED ON THE REVERSE SIDE.

                                            Dated ..............., 1995
                                            ...........................
                                            ...........................
                                            SIGNATURE OF PLAN PARTICIPANT

                                            / / Check here if you plan to
                                             attend the Annual Meeting.


PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

        [MAP OF WILLIAMSBURG AREA SHOWING LOCATION OF MEETING SITE]



                 PLEASE DETACH PROXY HERE, SIGN AND MAIL
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                 ANHEUSER-BUSCH COMPANIES, INC.   PROXY

                    DIRECTORS RECOMMEND A VOTE FOR

1. / / FOR the election of Pablo Aramburuzabala O., August A. Busch III, Peter M. Flanigan, Andrew C. Taylor, and Douglas A. Warner III, as Directors

   / / WITHHOLD authority to vote for ALL of the above nominees

   / / WITHHOLD authority to vote for the following nominees only:

       -----------------------------------------------------------

       -----------------------------------------------------------


2. Approval of the Officer Bonus Plan

   FOR AGAINST ABSTAIN
   / /   / /    / /

3. Approval of the appointment of Price Waterhouse as independent auditors for 1995:

   FOR AGAINST ABSTAIN
   / /   / /    / /


              DIRECTORS RECOMMEND A VOTE AGAINST

4. A. Shareholder proposal on Retirement Plan for
   Non-Employee Directors

   FOR AGAINST ABSTAIN
   / /    / /    / /

   B. Shareholder proposal on Beer Marketing Report

   FOR AGAINST ABSTAIN
   / /   / /    / /

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM.

      ANHEUSER-BUSCH COMPANIES, INC.


                                                          April 4, 1995
Dear Shareholder(s):

  The time is approaching for the Annual Meeting of the Shareholders of Anheuser-Busch Companies, Inc. on April 26, 1995, and our vote tabulator has not yet received your Proxy.

  It is important that your shares be represented at the meeting. We urge you to sign and mail the enclosed duplicate Proxy as soon as possible.

  IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY FORM BELOW.

                        Sincerely,

                        /s/ August A. Busch III


                PLEASE DETACH PROXY HERE, SIGN AND MAIL
- ------------------------------------------------------------------------

The undersigned hereby appoints August A. Busch III, John E. Jacob, and JoBeth G. Brown as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of stock that the undersigned would be entitled to vote upon the matters set forth in the Notice of Meeting or which may properly come before the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. to be held at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, on April 26, 1995, at 10:00 A.M. local time and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN
PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1, #2, AND #3 AND
AGAINST THE SHAREHOLDER PROPOSALS IN ITEM #4 UNLESS CONTRARY
INSTRUCTIONS ARE INDICATED ON THE REVERSE SIDE.

                                            Dated ..............., 1995
                                            ...........................
                                            ...........................
                                            SIGNATURE OF SHAREHOLDER(S)

                                            (Sign exactly as your name
                                            or names appear at the
                                            left; in the case of shares
                                            held by joint owners, all
                                            joint owners should sign;
                                            fiduciaries should indicate
                                            title and authority.)

                                            / / Check here if you plan to
                                                attend the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                 PLEASE DETACH PROXY HERE, SIGN AND MAIL
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                 ANHEUSER-BUSCH COMPANIES, INC.   PROXY

                    DIRECTORS RECOMMEND A VOTE FOR

1. / / FOR the election of Pablo Aramburuzabala O., August A. Busch III, Peter M. Flanigan, Andrew C. Taylor, and Douglas A. Warner III, as Directors

   / / WITHHOLD authority to vote for ALL of the above nominees

   / / WITHHOLD authority to vote for the following nominees only:

       -----------------------------------------------------------

       -----------------------------------------------------------


2. Approval of the Officer Bonus Plan

   FOR AGAINST ABSTAIN
   / /   / /    / /

3. Approval of the appointment of Price Waterhouse as independent auditors for 1995:

   FOR AGAINST ABSTAIN
   / /   / /    / /


              DIRECTORS RECOMMEND A VOTE AGAINST

4. A. Shareholder proposal on Retirement Plan for
   Non-Employee Directors

   FOR AGAINST ABSTAIN
   / /    / /    / /

   B. Shareholder proposal on Beer Marketing Report

   FOR AGAINST ABSTAIN
   / /   / /    / /

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM.